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RIVERSOURCE LIFE INSURANCE                                [RIVERSOURCE LOGO(SM)
COMPANY                                                   ]
     HOME OFFICE:
     227 Ameriprise Financial Center
     Minneapolis, Minnesota 55474

                       COMPANY NAME CHANGE ENDORSEMENT

Effective December 31, 2006, IDS Life Insurance Company has changed its name to RiverSource Life Insurance Company. All references in the policy or contract to the name of IDS Life Insurance Company are replaced with the name RiverSource Life Insurance Company as of that date.

The address to which you should communicate with the company with questions and premium payments is:

                      RiverSource Life Insurance Company
                    [   70100 Ameriprise Financial Center
                         Minneapolis, Minnesota 55474
                              (800) 862-7919   ]

                              [   For Questions:
                      70100 Ameriprise Financial Center
                         Minneapolis, Minnesota 55474
                                (800) 862-7919

                            For Premium Payments:
                      70100 Ameriprise Financial Center
                         Minneapolis, Minnesota 55474
                              (800) 862-7919   ]

All benefits remain the same under the company's new name. All liabilities of the company in the former name will be honored, and the status or terms of the policy or contract will not be changed as a result of the name change. All other provisions of the policy or contract remain unchanged.


                                       [       /s/ Thomas R. Moore      ]

                                                  Secretary

IMPORTANT: This endorsement should be attached to and made a part of your policy or contract.

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